Exhibit 99.1

Diplomat Pharmacy, Inc. Announces 2015 Annual Meeting Date

FLINT, Mich. — February 20, 2015 — Diplomat Pharmacy, Inc. (the “Company”) (NYSE: DPLO) today announced that it has set June 5, 2015 as the date for the Company’s 2015 Annual Meeting of Shareholders (the “Annual Meeting”) at a time and location to be determined and specified in the Company’s proxy statement related to the Annual Meeting.  Pursuant to applicable SEC rules and the Company’s bylaws, the deadline for the submission of proposals to be included in the Company’s proxy materials, or for director nominations or other business to be brought before the Annual Meeting by a shareholder, is the close of business on March 6, 2015.  Written notice for any such proposals, nominations or other business must be received by the Company and its principal executive office (Diplomat Pharmacy, Inc., Attention: General Counsel, 4100 S. Saginaw Street, Flint, MI 48507) by the close of business on March 6, 2015.

About Diplomat

Diplomat (NYSE: DPLO) serves patients and physicians in all 50 states. Headquartered in Flint, Michigan, the company focuses on medication management programs for people with complex chronic diseases, including oncology, immunology, hepatitis, multiple sclerosis, HIV, specialized infusion therapy and many other serious or long-term conditions. Diplomat opened its doors in 1975 as a neighborhood pharmacy with one essential tenet: “Take good care of patients, and the rest falls into place.” Today, that tradition continues — always focused on improving patient care and clinical adherence. For more information, visit www.diplomat.is. Follow us on Twitter and LinkedIn and like us on Facebook.

INVESTOR CONTACT:

Bob East, Westwicke Partners

443.213.0500 | diplomat@westwicke.com

MEDIA CONTACT:

Jenny Cretu, Diplomat
810.768.9370 | jcretu@diplomat.is